Exhibit 99.1

Corporate Contact:
Jeff Yesner, Chief Financial Officer
Direct Insite Corp.
631-873-2900
investorrelations@directinsite.com

FOR IMMEDIATE RELEASE

Direct Insite Announces First Quarter 2013 Results
Year-Over-Year Revenue Increase of 11.6%

FORT LAUDERDALE, FLORIDA, – May 13, 2013 – Direct Insite Corp. (OTC BB: DIRI.OB), a leading provider of cloud-based e-invoicing solutions for Accounts Payable transformation and private-label Accounts Receivable solutions for banks, today announced financial results for the first quarter of 2013. Revenue for the three months ended March 31, 2013, was $2,360,000, an increase of $245,000, or 11.6%, from revenue of $2,115,000 for the three months ended March 31, 2012.

“We are continuing with our plan to grow our revenue through diversification of our client base, as we signed significant new agreements in the first few months of 2013. We expect our revenue to continue to increase over the prior year,” stated Direct Insite President, Chief Executive Officer and Director Matthew E. Oakes.  “As we go through the next few months, we will steadily roll out the implementation of our recent client wins. We remain focused on delivering a best-in-class product to meet the increasing demands for digital invoice processing that will help companies to eliminate paper, cut costs and improve their productivity.”

Net income for the three months ended March 31, 2013, was $84,000, an increase of $90,000 from net loss of $6,000 for the three months ended March 31, 2012. The year-over-year increase in net income was primarily due to the increase in revenue, partially offset by higher operating expenses. Basic and diluted earnings per share for the three months ended March 31, 2013 was $0.01 compared to essentially breaking even in the comparable prior period.

Recurring revenue for the three months ended March 31, 2013, was $1,961,000, an increase of $148,000, or 8.2%, from recurring revenue of $1,813,000 for the three months ended March 31, 2012. The year-over-year increase in recurring revenue was primarily due to the impact from the onboarding of new customers that were contracted throughout 2012.

Non-recurring revenue for the three months ended March 31, 2013, was $399,000, an increase of $97,000, or 32.1%, from non-recurring revenue of $302,000 for the compared year ended. The year-over-year increase in non-recurring revenue was primarily due to higher startup engineering services provided for new customers contracted throughout 2012, partially offset by lower revenues from third-party scanning services.

Working capital (defined as current assets less current liabilities) at March 31, 2013, was $1,999,000, an increase of $104,000, or 5.5%, from working capital of $1,895,000 at December 31, 2012. Cash provided by operating activities for the three months ended March 31, 2013 was $463,000, an increase of $261,000, or 129.2%, compared to $202,000 for the comparable prior year period.

The financial information stated above and in the tables below has been abstracted from Direct Insite Corp.’s March 31, 2013 Form 10-Q, filed with the Securities and Exchange Commission on May 13, 2013, and should be read in conjunction with the information provided therein.

Summarized Financial Information – Statement of Operations

Statements of Operations for the three months ended:	Mar. 31, 2013	Mar. 31, 2012
Revenue	$2,360,000	$2,115,000
Operating income	$88,000	$2,000
Other expense, Net	$4,000	$8,000
Income (loss) before provision for income taxes	$84,000	$(6,000)
Net income (loss)	$84,000	$(6,000)
Basic and diluted income (loss) per share	$0.01	$(0.00)
Basic shares outstanding	12,446,000	12,093,000
Diluted shares outstanding	12,458,000	12,093,000

Summarized Financial Information – Balance Sheet

Balance Sheet as of:	Mar. 31, 2013	Dec. 31, 2012
Total cash	$1,428,000	$1,098,000
Total current assets	$3,637,000	$3,353,000
Total assets	$5,445,000	$5,161,000
Total current liabilities	$1,638,000	$1,458,000
Total liabilities	$1,751,000	$1,620,000
Total stockholders’ equity	$3,694,000	$3,541,000

Summarized Financial Information – Cash Flow

Cash Flow from Operating Activities:	Mar. 31, 2013	Mar. 31, 2012
Net cash provided by operating activities	$463,000	$202,000

About Direct Insite

Direct Insite Corp. delivers cloud-based e-invoicing solutions for AP, AR and payments automation.  For nine years, Direct Insite has built a track record in automating some of the most demanding financial environments.  Today, over 300,000 suppliers and customers use our e-invoicing network across 100 countries (representing more than 35 currencies and 35 languages).  Direct Insite’s Invoices On-Line (IOL) suite simplifies AP and AR processes such as: electronic invoice distribution and submission; purchase order submission, distribution and acknowledgement, invoice processing and validation, line-item matching, approval routing, invoice consolidation, dispute management, e-payment processing, and reporting and analysis.  To learn more, visit www.directinsite.com.

The Company will hold an earnings webcast for the three months ended March 31, 2013 on Thursday, May 16, 2013 at 10:00 AM (Eastern).  This call is being webcast by PrecisionIR and can be accessed at www.InvestorCalendar.com.  Participant toll-free dial-in is (877) 407-9210.

FORWARD-LOOKING STATEMENTS.  Statements in this press release regarding our future operations are forward-looking statements. Such forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management.  These statements reflect the views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company.  Actual results could differ materially from those contemplated by the forward-looking statements as a result of various factors, including but not limited to, our ability to successful implement our platform for new customers; our ability to retain existing customers; the effectiveness of our marketing efforts in attracting new customers; the success of our research and development efforts in continuing to create competitively attractive e-invoicing solutions; other competitive factors, general business and economic conditions; and pricing pressures.  Readers are cautioned not to place undue reliance on these forward-looking statements.  The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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Invoices On-Line is a trademark of Direct Insite Corp.